Exhibit 99.1

NEWS RELEASE

FIRST AMERICAN CAPITAL CORPORATION APPLIES FOR AMEX LISTING

Overland Park, Kansas -- May 23, 2007. First American Capital Corporation announced that it has applied for listing of its shares of common stock on the American Stock Exchange, LLC (AMEX). Although no assurances can be given, First American Capital Corporation believes it will be able to meet the listing requirements.

“The submission of our application to AMEX is an important step in gaining greater exposure in the investment community,” said Robert D. Orr, president and chief executive officer of First American Capital Corporation. “We believe that the listing of our common stock on AMEX will provide much needed liquidity for our shareholders.”

About First American Capital Corporation… First American Capital Corporation is an Overland Park, Kan.-based financial services company founded in 1997. It is the parent company of First Life America Corporation, which sells innovative customer-driven life insurance and annuity products in eight states throughout the Midwest and Brooke Capital Advisors, Inc., which brokers life, health, disability and annuity products underwritten by First Life America and other insurance companies as well as loans primarily for general insurance agencies specializing in hard-to-place insurance sales and funeral homes.

Contact… Bill Morton, Chief Financial Officer of First American Capital Corporation, 913-661-0123, bill.morton@brookeagent.com.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that First American Capital Corporation will achieve short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the products and services of First American Capital Corporation, the impact of competitive products and pricing, the dependence by the parties to the transaction on third-party suppliers and their pricing, the ability of the parties to the transaction to meet product demand, the availability of capital and funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by First American Capital Corporation with the Securities and Exchange Commission. More complete description of the business of First American Capital Corporation is provided in its most recent annual, quarterly and current reports, which are available from First American Capital Corporation without charge or at www.sec.gov.